MEMBERS LIFE INSURANCE COMPANY

MEMBERS® HORIZON VARIABLE SEPARATE ACCOUNT

SUPPLEMENT DATED JANUARY 1, 2024 TO

MEMBERS® HORIZON FLEXIBLE PREMIUM DEFERRED VARIABLE

AND INDEX LINKED ANNUITY

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED MAY 1, 2023

This supplement updates the prospectus for the variable and index linked annuity contract listed above and contains information that you should read and maintain for future reference. Please keep this supplement with your records.

This Supplement communicates a change to simplify our corporate structure. This change does not modify the terms of the Contracts.

Effective January 1, 2024, we are a direct, wholly-owned subsidiary of CMFG Life Insurance Company (“CMFG Life”). Before this change, we were a wholly-owned, indirect subsidiary of CMFG Life through its subsidiary, CUNA Mutual Investment Corporation. The below disclosures are hereby revised due to this change:

On page 66, in the “Corporate History of the Company” section, the first sentence now reads “We are a direct wholly-owned subsidiary of CMFG Life Insurance Company (“CMFG Life”).”

On page 88, in the “Certain Relationships and Related Person Transactions” section, the last paragraph is revised to add the full name of CUNA Mutual Investment Corporation (“CMIC”).

In the Statement of Additional Information, on page S-1, in the “MEMBERS Life Insurance Company” section, the first paragraph reads “The depositor for the MEMBERS Horizon Variable Separate Account (a “Variable Separate Account”) and the Risk Control Separate Account, MEMBERS Life Insurance Company (the “Company”), is a direct wholly-owned subsidiary of CMFG Life Insurance Company (“CMFG Life”). The fifth sentence reads “The Company is 100% owned by CMFG Life.”

We have not revised relevant disclosures in the prospectus “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, which reviews our results of operations prior to this organizational change.